UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN CONSENT STATEMENT
SCHEDULE 14A INFORMATION

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National Technical Systems Inc.

(Name of Registrant as Specified in its Charter)

Dr. Jack Lin
Luis A. Hernandez
Sidney Meltzner
CAS Foundation

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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For Immediate Release:
April 6, 2011

FOR FURTHER INFORMATION CONTACT:
Thomas J. Murphy
Murphy & Associates Capital, LLC
(818) 707-8322

CERTAIN NATIONAL TECHNICAL SYSTEMS, INC. SHAREHOLDERS INTEND TO NOMINATE NEW DIRECTORS FOR THE NTS BOARD

On September 8th, 2010, Luis Hernandez, Sidney Meltzner, CAS Foundation and Dr. Jack Lin, who together hold over 22% of NTS’ outstanding shares (collectively “13D Group”), filed a Schedule 13D and retained M&A Capital, LLC (“M&A Capital”) as their exclusive financial advisor in connection with any potential direct or indirect sale, exchange or other disposition of all or a portion of their common stock in National Technical Systems, Inc. (“NTS” or the “Company”).

The 13D Group believes that a sale of the business will maximize value for NTS’ shareholders and has recommended that NTS’ Board of Directors (“NTS Board”) explore its strategic alternatives. To date, the NTS Board has not disclosed to shareholders whether it has recently reviewed strategic alternatives, the outcome of such review, any specific acquisition proposals it may have considered in such review, the identity and qualifications of any financial advisor who may have advised the Board in such review, or provided a thorough explanation for any decision it has made regarding strategic direction. As a result, the 13D Group has put forth the following nominees as class III directors. These nominees are aligned with the 13D Group in desiring to explore strategic alternatives including a strategic sale to maximize shareholder value.

Dr. Jack Lin
Jack Lin, Ph.D. founded NTS, and served as its Chief Executive Officer until May 2005. Dr. Lin served as Chairman of NTS until May 2010. He has been Chairman Emeritus of NTS since May 2010. Dr. Lin has been Director of NTS since 1975.

Mr. Harry S. Derbyshire
Harry S. Derbyshire is a business consultant who served as executive vice president and chief financial officer of Whittaker Corp. prior to his retirement in July 1985. Mr. Derbyshire has previously served on the board of National Technical Systems and Western Waste Industries.

Mr. Jeff Kaplan
Jeff Kaplan was President and Founder of Giant Merchandising, a $170 million in revenue worldwide entertainment based merchandising company. The Company was sold to Time Warner-Warner Music Group in 1995, with Mr. Kaplan staying on as President until 2005.

Notwithstanding public releases demonstrating shareholder interest to pursue a sale, NTS’ share price and trading volume remain low. The 13D Group urges that the current NTS Board move forward with initiatives to provide liquidity and maximize value for all shareholders. In the event that NTS offers to repurchase any shares other than in open-market transactions, the 13D Group believes that any such repurchase offer should be made in a manner that would allow all shareholders to participate. Further, the 13D Group believes that the NTS Board should withdraw the “poison pill” shareholder rights plan adopted on September 22, 2010 and consider a sale of the company to maximize value for all shareholders of the Company.

In connection with the 13D Group’s nomination of the above individuals, the 13D Group has also proposed an amendment to the Bylaws of the Company (the “Bylaws”).  The 13D Group proposes to amend the first sentence of Section 3.2 of the Bylaws to eliminate the range of directors (currently from 9 to 17) and fix the number of authorized directors at 9.  In addition, the 13D Group propose to amend Section 9.2 of the Bylaws to provide that if the first sentence of Section 3.2 is so amended and approved by the shareholders, the first sentence of Section 3.2 as amended, and the related portion of Section 9.2 may be amended further or repealed only by approval of the outstanding shares and not by the directors.

Information regarding the stock ownership of the 13D Group is set forth in Ownership Reports on file with the SEC.  Additional information about the parties issuing this press release can be obtained in a Schedule 13D/A filed with the SEC by the 13D Group, and information about the 13D Group’s director nominees can be obtained in a proxy statement to be filed with the SEC in connection with the 2011 annual meeting of shareholders.  The proxy statement will contain important information that should be read carefully and considered before any decision is made with respect to voting for directors of NTS. These materials (and all other materials filed by the Company with the SEC) are or will be available at no charge from the SEC through its website at www.sec.gov.